Exhibit 23.1

Consent of Independent Registered
Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-3 of Force Protection, Inc. of our report dated March 2, 2007 on the consolidated financial statements and financial statement schedule included in the Form 10-K of Force Protection, Inc. for the year ended December 31, 2006. We also consent to the reference to our Firm under the caption “Experts”.

/s/ Jaspers & Hall, PC
July 25, 2007
Denver, Colorado